Exhibit 99.1

2005 Annual Meeting of Stockholder of Terra Industries Inc.

May 3, 2005

Comments of Terra President and CEO, Michael L. Bennett

Good morning and thank you for attending our annual meeting.

In our letter to shareholders published in Terra’s annual report, Hank Slack and I expressed that 2004 was a particularly gratifying year for all Terra stakeholders.

At the top of our list of 2004 accomplishments was returning Terra to overall profitability. Market conditions throughout the year were generally favorable, marked by strong customer demand and nitrogen products selling prices, but tempered by continuing high natural gas costs. Terra capitalized on these conditions with high production and sales volumes. We also actively pursued a number of important objectives to better position the company for the future:

•	We closed two facilities that were vulnerable to the pressures of global competition, but through our acquisition of Mississippi Chemical Corporation added two production facilities better positioned to compete in our principal market. The first is a joint venture facility in Trinidad with access to a low-cost natural gas supply, and the second is a U.S. facility with a product mix well suited to industrial markets and upgraded fertilizers. We also added a deep-water terminal that provides us with access to competitive offshore sources of nitrogen.

•	We improved Terra’s balance sheet, not only by issuing equity as a significant portion of the MCC acquisition but also by issuing $120 million of convertible preferred shares. With these proceeds we retired $70 million of high-cost, long-term debt. These efforts increased shareholders’ equity by nearly $200 million while increasing total debt by only $33 million.

•	Another significant achievement was better employee safety and environmental impact performance across the company.

These actions—diversifying our assets, growing our business, improving our balance sheet and continuously improving our safety and environmental performance—are all core strategies that form a solid foundation for Terra’s future.

In the areas of growth and asset diversification, we are studying the feasibility of building a world scale ammonia/UAN manufacturing facility in Trinidad with two sound partners: CF Industries and ANSA McAl. This proposed project would allow us to purchase a greater percentage of our natural gas from low-cost sources, lowering our exposure to the more volatile gas markets in North America and the United Kingdom. Our recent addition of the deep-water terminal on the lower Mississippi River also complements this venture by providing good access to new U.S. customers from Trinidad. Terra will continue to explore other such opportunities.

We continue to build Terra’s Environmental Technology business by providing technical expertise and nitrogen products for NOx abatement, water treatment and other environmental purposes. We doubled our sales into this market in 2004 to 70,000 tons of ammonia equivalent. We expect to nearly double our sales and gross margins from this segment again in 2005.

The nitrogen industry has seen significant consolidation over the past five years. Our 2004 acquisition of MCC is a prime example of this activity. We will continue to look for sound opportunities to participate in industry consolidation and to build an even more efficient business platform for the future.

We are pleased thus far in 2005 with the strong demand and higher prices for our products. Nevertheless, nitrogen will remain a cyclical industry. In times such as these when industry fundamentals are favorable, we must continue to take steps to improve our balance sheet to provide the company more financial flexibility during difficult times.

Thus far in 2005, we have repaid $50 million in long-term debt related to the Mississippi Chemical acquisition, reducing it to $75 million, and we plan to reduce our leverage even further during the course of the year. This is an important objective that we believe will serve shareholder interests well throughout the cycle.

We pledge to focus relentlessly on the safety of our employees and other stakeholders, and on environmental compliance in all of our activities. Our 2004 safety and environmental performance was excellent and we will continue to dedicate ourselves to continuous improvement in this area.

I’d like to extend my thanks and appreciation to Terra’s talented and dedicated employees. They have persevered through good times and bad to make the company stronger and more competitive in a challenging global business environment.

Those of us in senior management express our appreciation to our Board of Directors for their unwavering support and wise counsel as we have developed and implemented strategies to improve the company.

Finally, to you, our shareholders, all of us at Terra appreciate your investment in Terra. We will continue to focus on our core strategies and seek new opportunities that will strengthen Terra for the future.